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                                                                    Exhibit 99.1


           MEDIA METRIX TO ACQUIRE SIFO INTERACTIVE MEDIA TRACKING AB

           MEDIA METRIX ON FAST-TRACK TO EXPAND WORLDWIDE MEASUREMENT
                    WITH LATEST ACQUISITION IN NORDIC REGION


NEW YORK--(BUSINESS WIRE)--Feb. 8, 2000--Media Metrix, Inc. (NASDAQ: MMXI - news), the pioneer and leader in Internet and Digital Media measurement worldwide, has agreed to acquire Sifo Interactive Media Tracking AB, a company within the Research and Consulting division of the Sifo Group in Sweden. The new company, based in Sweden, will be called MMXI Nordic.

"This acquisition allows Media Metrix to rapidly expand our measurement services broadly throughout the northern-most regions of Europe," said Mary Ann Packo, President, Media Metrix, Inc. "We are delighted to add MMXI Nordic to our European organization as we continue to offer the highest quality Internet and digital media measurement products and services worldwide."

Sifo Interactive Media Tracking has more than 24 months of panel-based Internet audience measurement experience through a licensing agreement with Media Metrix, Inc. This service has been marketed under the name RelevantKnowledge. In addition to its panel-based measurement service, Sifo Interactive Media Tracking provides NETCheck , a server-log file based measurement system. More than 40 clients subscribe to the company's Internet measurement services today.

As part of the agreement, Sifo Group AB will become a minority shareholder of MMXI Europe B.V., together with Media Metrix' existing minority shareholders in Europe - GFK and Ipsos. MMXI Europe currently measures and reports Internet usage behavior in France, Germany and the United Kingdom.

About Media Metrix

Media Metrix, Inc., with over 600 clients, is the leader and pioneer in Internet and Digital Media measurement and the industry 's source for the most comprehensive, reliable, and timely audience ratings, e-commerce, advertising and technology measurement services. Through its acquisition of AdRelevance, an innovator in Internet advertising measurement, Media Metrix has expanded its product offering to include comprehensive data on where, when, how and how much Web marketers and their competition are advertising online.

Media Metrix provides leading advertising agencies, new and traditional media companies, e-commerce marketers, financial services companies and technology companies with comprehensive coverage of all Digital Media (including more than 21,000 Web sites and online properties). Media Metrix utilizes its patented metering methodology to measure actual Internet and Digital Media audience usage behavior in real-time - click by click, page by page, minute by minute. Media Metrix offers monthly, weekly, and daily data collection and reporting, and a sample of more than 50,000 people under measurement in the United States. Media Metrix has worldwide operations in the U.K,
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France, Germany, Canada, Sweden and Australia. For more information about Media
Metrix, please visit: www.mediametrix.com.

About Sifo Interactive Media

Sifo Interactive Media was established in September 1997 as part of Sifo Research & Consulting's goal of becoming the leading Nordic player in products and services for the ratings and surveys of traffic via the Internet. Sifo Interactive Media's customers consist of newspapers, radio and TV companies as traditional sellers of advertising space and new players such as the major suppliers to the Internet.






Contact:

         Media Metrix, Inc.
         Stacie Leone, 212/515-8736
         sleone@mmxi.com

         or
         Burson-Marsteller
         Max Kalehoff,  212/614-4055
         max_kalehoff@nyc.bm.com